Exhibit 99.1

TRACTOR SUPPLY COMPANY COMPLETES ACQUISITION OF
DEL’S FARM SUPPLY

Brentwood, Tennessee, November 11, 2005 – Tractor Supply Company (NASDAQ: TSCO) announced it has completed the acquisition of substantially all of the assets of Del’s Farm Supply (“Del’s”) for $17 million and the assumption of certain liabilities, principally trade accounts payable, aggregating approximately $2 million. The acquired assets include 16 retail locations, a distribution warehouse, related real and personal property, inventory, accounts receivable, and intangible assets. The Company anticipates the transaction will be neutral to earnings in 2005 and slightly accretive in 2006.

Del’s stores are located primarily in the Pacific Northwest and offer a wide selection of products tailored to those who enjoy the rural lifestyle. Del’s specializes in the equine, animal and pet category, which accounts for approximately 70% of its sales. For fiscal year 2004, Del’s reported approximately $34 million in sales.

Commenting on the transaction, Jim Wright, President and Chief Executive Officer of Tractor Supply Company stated, “This acquisition is an excellent strategic fit and strengthens our market position by giving us an established foothold in the Pacific Northwest. In addition, Del’s smaller store format provides us with a second retail concept that will allow us to expand the total number of geographic markets we can serve. We look forward to integrating Del’s management team and believe that together we will be able to better serve our growing customer base.”

At September 24, 2005, Tractor Supply Company, the largest retail farm and ranch store chain in the United States, operated 562 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Footnote:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including the anticipated effect of the Del’s acquisition on the Company’s earnings. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.